CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On July 10, 2006, the Funds' Trustees, upon the recommendation of the Audit Committee, appointed Ernst & Young LLP (E&Y) as the Funds' independent registered public accounting firm effective July 14, 2006 (the "Effective Date"). On the Effective Date, the Funds' previous independent registered public accounting firm, PricewaterhouseCoopers, LLP (PWC) resigned. The previous reports issued by PWC on the Funds' financial statements for the fiscal years ended July 31, 2004 and July 31, 2005, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Funds' fiscal years ended July 31, 2004 and July 31, 2005: (i) there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused it to make reference to the subject matter of the disagreements in connection with the reports on the financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
     As indicated above, the Funds have appointed E&Y as the independent registered public accounting firm to audit the Funds' financial statements for the fiscal year ending July 31, 2006. During the Funds' fiscal years ended July 31, 2004 and July 31, 2005 and interim period commencing August 1, 2005 and ending July 10, 2006, neither the Funds nor anyone on their behalf have consulted E&Y on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements; or (ii) concerned of the subject of a disagreement (as defined in paragraph (a)(1)(IV) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).